UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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FIRSTHAND TECHNOLOGY VALUE FUND, INC.

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Firsthand Technology Value Fund, Inc.
150 Almaden Boulevard, Suite 1250
San Jose, CA 95113
www.firsthandtvf.com

March 20, 2014

Dear Fellow Stockholders:

Enclosed you will find information on Firsthand Technology Value Fund’s 2014 Annual Meeting of Stockholders, which will take place on May 23, 2014, in Sunnyvale, California. We look forward to meeting those of you who are able to attend in person.  I would also like to take this opportunity to update you on the Fund’s accomplishments since the last annual meeting and the steps we are taking to deliver long-term stockholder value.

THE YEAR IN REVIEW
We’re coming off a great year, during which the Fund achieved an all-time high NAV. In 2013, we delivered returns of 25.30% on the basis of NAV, and 34.61% based on our stock price. Portfolio highlights for 2013 include:

•
SolarCity: Following outstanding financial results in its first couple of quarters as a public company, our team recognized a great opportunity to exit our position in SolarCity in the summer of 2013, realizing a 157% gain after holding the stock for just over one year.

•
Facebook: As of December 31, 2013, our Facebook position is up 73% since purchase, endorsing our team’s ability to recognize the underlying long-term potential in Facebook despite the initial disappointment following its public debut.

•
Twitter: The company had a successful IPO in November, and its stock finished the year at $63.65, up 145% from its IPO price of $26 per share and up nearly 275% from our cost basis of $17.05 per share. At the end of December, our investment in Twitter was valued at $54.4 million and accounted for more than $37 million in unrealized gains for the Fund.

In addition to the strong performance of our investments that went public, we invested approximately $74 million last year in what we think are leading technology and cleantech companies, strategically expanding our portfolio to include Turn, Sunrun, Aliphcom (“Jawbone”), and IntraOp Medical Systems. Our proxy statement and annual report contain more detailed financial and performance information.

We are also committed to distributing gains to the Fund’s stockholders.  In December, we made our first distribution of realized gains in our short history, primarily composed of realized gains from our successful investment in SolarCity. We concluded the year with $39.2 million in unrealized gains and will work to provide a larger distribution in 2014, as we continue to execute on our investment strategy to drive enhanced value and higher returns.

We believe these results were achieved because we have adhered to our strategy of leveraging our Silicon Valley location, technology expertise, and industry relationships to make prudent investment decisions. We are working closely with many of our portfolio companies to maximize returns on our capital. Your Board and management team are confident that we have the right strategies in place to increase NAV and enhance shareholder value by capitalizing on the investment opportunities that we see resulting from the dramatic growth in mobile computing, digital advertising, social networking, and renewable energy.

Firsthand Technology Value Fund, Inc.
150 Almaden Boulevard, Suite 1250
San Jose, CA 95113
www.firsthandtvf.com

YOUR FUND’S FUTURE
Your vote will be especially important at this year’s annual meeting.  Despite the Fund’s outstanding results over the past year and deliberate strategy, dissident shareholder Phil Goldstein (also known as “Bulldog Investors”) is attempting to replace your management team and has submitted a proposal to that effect for consideration at the annual meeting.

We strongly believe that Phil Goldstein’s interests are not aligned with the long-term interests of the Fund and its stockholders, and he has submitted a proposal for the annual meeting that your Board believes will result in trading opportunities for his hedge funds at the expense of our long−term stockholders.  Importantly, he is calling for the removal of the Fund’s management without providing a viable alternative plan.  If approved by stockholders, Goldstein’s proposal would directly terminate the investment advisory agreement with your Fund’s investment adviser, leaving no one to manage the Fund. Even if only for a short period of time, this would disrupt the Fund’s ability to actively manage its investments.

Your Board strongly believes that a vote with Goldstein would result in significant negative implications for the Fund. Removing the Fund’s management is not in the best interests of all stockholders, and doing so would lead to considerable disruptions in the Fund’s investment process and strategy that are in place and working well.

Don’t let Goldstein and Bulldog derail your Fund’s strategic momentum for his own personal short-term gain.

The Company’s Board of Directors unanimously recommends that you vote AGAINST Mr. Goldstein’s proposal and discard any green or other colored proxy card that you receive from Bulldog Investors.

In light of our track record of success, your Board of Directors strongly urges you to vote FOR the election of each of its two nominees for director and FOR the ratification of the selection of Tait, Weller & Baker LLP as the Fund’s independent registered public accounting firm.  Please vote by telephone, by Internet or by signing, dating and returning the white proxy card today.

On behalf of your Board and management team, we look forward to building upon our momentum and thank you for your continued support and confidence.

Sincerely,

Kevin Landis
Chairman of the Board of Directors
CEO and President

We urge you to read the proxy statement carefully.
If you have questions, call 800.733.6198.